Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm


We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated May 12, 2003, except for the fourth paragraph of Note 8(a) as to which the date is June 13, 2003 and except for the effects of discontinued operations described in Note 4 as to which the date is April 22, 2005, relating to the financial statements and financial statement schedule, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/  PricewaterhouseCoopers LLP

Melville, New York

November 15, 2005